EX-23

JONES, JENSEN & COMPANY

Board of Directors
GRG, Inc.
St. Petersburg, Florida

We consent to the use in this registration Statement of GRG, Inc. on Form 10-SB, of our report dated November 10, 1999 of GRG, Inc. for the years ended December 31, 1998 and 1997, which are part of this Registration Statement, and to all references to our firm included in this Registration Statement.


/s/ JONES, JENSEN & COMPANY
Salt Lake City, Utah
November 12, 1999




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